Exhibit 10.60

NEW CENTURY FINANCIAL CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	PARTICIPATION		3

3.	DEFERRAL ELECTIONS		3

	3.1	General Rule	3
	3.2	Timing of Deferral Election	3
	3.3	Duration of Deferral Election	3

4.	STOCK UNIT ACCOUNTS		3

	4.1	Crediting of Deferrals	3
	4.2	Dividend Equivalents	4
	4.3	No Stockholder Rights	4

5.	VESTING		4

6.	ADJUSTMENTS		4

7.	DISTRIBUTIONS; SHARE LIMIT		4

8.	ADMINISTRATION		5

	8.1	Committee Action	5
	8.2	Powers and Duties of the Committee	5
	8.3	Construction and Interpretation	6
	8.4	Compensation, Expenses and Indemnity	6
	8.5	Statements	6

9.	MISCELLANEOUS		6

	9.1	Unsecured General Creditor	6
	9.2	Trust Arrangement	6
	9.3	Tax Withholding	7
	9.4	Restriction Against Assignment	7
	9.5	Amendment, Modification, Suspension or Termination	7
	9.6	Governing Law; Severability	7
	9.7	Payments on Behalf of Persons Under Incapacity	7
	9.8	No Service Commitment	8
	9.9	Compliance with Laws	8
	9.10	Plan Construction	8
	9.11	Headings	8
	9.12	Claims Procedure	8

1.	DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Annual Retainer” shall mean the cash annual retainer (but not meeting fees) that the Participant is entitled to for services rendered as a member of the Board of Directors (before reduction on account of deferrals under this Plan) for a particular Plan Year.

“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant’s spouse shall be effective unless such designation is consented to by the Participant’s spouse on a form provided by and in accordance with the procedures established by the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Committee” shall mean the Compensation Committee of the Board, which shall administer the Plan in accordance with Section 8 of the Plan.

“Common Stock” shall mean the common stock of the Company, subject to adjustment pursuant to Section 6 of the Plan.

“Company” shall mean New Century Financial Corporation, a Delaware corporation, and any successor corporation.

“Director” shall mean any individual who is serving as a member of the Board and who is not an employee of the Company or one of its subsidiaries.

“Dividend Equivalent” shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock equal to the number of Stock Units credited to a Participant’s Stock Unit Account as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Stock Units to the Participant’s Stock Unit Account, as provided in Section 4.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” on any date means:

(a) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape on the relevant date (or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares) on the principal national securities exchange on which the stock is so listed or admitted to trade, as published in The Wall Street Journal;

(b) if the stock is not listed or admitted to trade on a national securities exchange, the last price for the stock on such date (or, if there is no trading of the stock on such date, then the last price for the stock on the next preceding date on which there was trading in such shares), as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;

(c) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date (or as of the most recent business day that such information is available if the relevant date is not a business day), as furnished by the NASD or a similar organization; or

(d) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

“Participant” shall mean any Director who elects to defer his or her Annual Retainer in accordance with Section 3.1.

“Plan” shall mean the New Century Financial Corporation Directors Deferred Compensation Plan as set forth herein and as it may be amended from time to time.

“Plan Year” shall mean the period of approximately one year commencing with an annual meeting of the Company’s stockholders and ending with the next succeeding annual meeting of the Company’s stockholders.

“Stock Unit” shall mean a non-voting unit of measurement, which is deemed solely for bookkeeping purposes under this Plan to be equivalent to one outstanding share of Common Stock (subject to adjustment pursuant to Section 6).

“Stock Unit Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with any Stock Units and Dividend Equivalents with respect to such Stock Units.

“Termination Date” shall mean the date that the Participant’s services as a member of the Board of Directors terminates for any reason.

2.	PARTICIPATION

Directors will be eligible to defer all or a portion of their Annual Retainer in accordance with Section 3. Notwithstanding anything else contained in this Plan to the contrary, the Committee may, at any time and in its sole discretion, terminate the ability of a Director to defer additional amounts under Section 3.

3.	DEFERRAL ELECTIONS

3.1 General Rule. For any Plan Year commencing after January 1, 2004, a Director may elect, on a form and in a manner prescribed by the Committee, to defer under this Plan any of the following amounts:

(1) 50% of the Director’s Annual Retainer for that Plan Year,

(2) 75% of the Director’s Annual Retainer for that Plan Year, or

(3) 100% of the Director’s Annual Retainer for that Plan Year.

3.2 Timing of Deferral Election. An election to defer all or a portion of a Participant’s Annual Retainer for a particular Plan Year must be filed on or before the December 31 immediately preceding that Plan Year (or such earlier deadline as the Committee may adopt with respect to that Plan Year).

3.3 Duration of Deferral Election. Any deferral election made by a Participant pursuant to this Section 3 shall be irrevocable by the Participant and shall be effective only with respect to the Annual Retainer for that particular Plan Year. A Participant must file a new deferral election, on a form and in a manner prescribed by the Committee, to defer his or her Annual Retainer for any subsequent Plan Year.

4.	STOCK UNIT ACCOUNTS

4.1 Crediting of Deferrals. The Committee shall establish and maintain a Stock Unit Account for each Participant under this Plan. With respect to each Participant who elects a deferral of all or a portion of his or her Annual Retainer for a particular Plan Year, the Committee shall, as of the date(s) on which the deferred portion of the Participant’s Annual Retainer would have otherwise been paid to the Participant but for the Participant’s deferral election under this Plan (each, a “Deferral Date”), credit the Participant’s Stock Unit Account with a number of

Stock Units equal to: (a) the amount of the Annual Retainer that the Participant elected to defer under this Plan and that would have otherwise been paid to the Participant on that Deferral Date but for the Participant’s deferral election under this Plan, divided by (b) the Fair Market Value of a share of Common Stock as of that Deferral Date.

4.2 Dividend Equivalents. As of the date on which the Company pays a dividend on its Common Stock (each, a “Crediting Date”), the Participant’s Stock Unit Account shall be credited with additional Stock Units equal in number to (a) the amount of the Dividend Equivalents representing cash dividends paid on that number of shares equal to the aggregate number of Stock Units in the Participant’s Stock Unit Account at the start of business as of the relevant dividend record date, divided by (b) the Fair Market Value of a share of Common Stock as of that Crediting Date.

4.3 No Stockholder Rights. A Participant’s Stock Unit Account shall be a memorandum account on the books of the Company. The Stock Units credited to a Participant’s Stock Unit Account shall be used solely as a device for the determination of the number of shares of Common Stock (or cash pursuant to Section 7) to be eventually distributed to such Participant in accordance with this Plan. The Stock Units shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Stock Units granted or credited under this Plan. The number of Stock Units credited (and the Common Stock to which the Participant is entitled under this Plan) shall be subject to adjustment in accordance with Section 6 of this Plan. A Participant’s Stock Unit Account shall be reduced by the number of Stock Units with respect to which payment or distribution is made the terms of this Plan. The Participant shall have no further rights with respect to any such Stock Unit which has been so settled in accordance with this Plan.

5.	VESTING

A Participant’s Stock Unit Account shall be 100% vested at all times.

6.	ADJUSTMENTS

If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Company’s Common Stock shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited) shall be made in the number and type of shares of Common Stock or other securities, property and/or rights contemplated hereunder and of rights in respect of Stock Units and Stock Unit Accounts credited under this Plan so as to preserve the benefits intended.

7.	DISTRIBUTIONS; SHARE LIMIT

Upon the termination of a Participant’s services as a member of the Board of Directors for any reason, the Stock Units credited to his or her Stock Unit Account shall be distributed upon or promptly after that date in the form of an equivalent number of whole shares of Common Stock. The maximum of number of shares of Common Stock that may be delivered with respect to benefits under this Plan is 50,000 shares. Such limit is subject to adjustment pursuant to Section

6. The shares delivered with respect to benefits under this Plan may be shares of the Company’s authorized but unissued Common Stock and any of the Company’s Common Stock held as treasury shares. Notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, settle any Stock Units otherwise payable in accordance with this Plan by a cash payment in lieu of Common Stock. Without limiting the Company’s authority to settle any Stock Unit in cash pursuant to the preceding sentence, any Stock Unit shall be settled by a cash payment in lieu of Common Stock to the extent that the share limit of this Section 7 would be exceeded by a payment in Common Stock. The amount of any cash payment in settlement of a Stock Unit (or Stock Units) shall equal the Fair Market Value of a share of Common Stock as of the last day that the Participant was a member of the Board, multiplied by the number of Stock Units to be settled in cash.

8.	ADMINISTRATION

8.1 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.2 Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To construe and interpret the terms and provisions of this Plan;

(b) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;

(c) To maintain all records that may be necessary for the administration of the Plan;

(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(g) To authorize all disbursements pursuant to this Plan.

8.3 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to any Participant or Beneficiary.

8.4 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.5 Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Stock Unit Account on a basis no less frequently than annually through the final statement which reflects that all Plan benefits have been paid to the Participant.

9.	MISCELLANEOUS

9.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any of its subsidiaries. No assets of the Company or any of its subsidiaries shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of each the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future to those persons to whom the Company has a benefit obligation under this Plan (as determined in accordance with the terms hereof), and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2 Trust Arrangement. Notwithstanding Section 9.1, in order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under this Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which the Company may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under this Plan. The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the trust shall govern the rights of the Company, Participants and the creditors of the Company to any assets transferred to the trust. The Company shall at all times remain liable to carry out its obligations under this Plan. The Company’s obligations under this Plan may be satisfied with trust assets distributed pursuant to the terms of the trust, and any such distribution shall reduce the Company’s obligations under this Plan.

9.3 Tax Withholding. In the event that tax is required to be withheld in connection with any deferral, payment of benefits, or delivery of shares of Common Stock under this Plan, the Company shall have the right at its option to (a) require the Participant (or the Participant’s personal representative or Beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company may be required to withhold with respect to such event, or (b) deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or Beneficiary, as the case may be) the minimum amount of any taxes which the Company may be required to withhold with respect to such event.

9.4 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Stock Unit Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Stock Unit Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.5 Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, or suspension shall, without the Participant’s written consent, have any retroactive effect to reduce the Stock Units allocated to a Participant’s Stock Unit Account or otherwise materially and adversely affect the Participant’s rights with respect to his or her Stock Units then credited to his or her Stock Unit Account or to be credited with respect to a deferral election previously made by the Participant. The Board may however, at any time, terminate this Plan; provided that in the event this Plan is terminated, the Stock Units credited to a Participant’s Stock Unit Account shall be distributed (or paid in cash equivalent in accordance with this Plan) to the Participant (or, in the event of his or her death, his or her Beneficiary) in a lump sum within thirty (30) days following the date of termination.

9.6 Governing Law; Severability. This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.7 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and its affiliates of their respective obligations to the Participant with respect to this Plan.

9.8 No Service Commitment. Participation in this Plan shall not give any person the right to continued service to the Company or any rights or interests other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

9.9 Compliance with Laws. This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

9.10 Plan Construction. It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that, to the extent elections are timely made, the crediting of Stock Units, the distribution of shares of Common Stock and any other event with respect to Stock Units under the Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. Neither the Company nor the Committee shall, however, be liable to any Participant for any liability that the Participant may have under Section 16 of the Exchange Act with respect to any transaction or other event under or with respect to this Plan.

9.11 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.12 Claims Procedure.

A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company’s then principal executive offices.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of the Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review set forth below.

Within sixty (60) days after the receipt by the Claimant of the written reply described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee at the Company’s then principal executive offices. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s determination.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective as of December 11, 2003.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ STERGIOS THEOLOGIDES

Print Name: Stergios Theologides
Its:	Executive Vice President